As filed with the Securities and Exchange Commission on July 14, 1997

                                                          Registration No. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                  SANDATA, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-2841799
                      (I.R.S. Employer Identification No.)

              26 Harbor Park Drive, Port Washington, New York 11050
                    (Address of Principal Executive Offices)

                     EMPLOYEES' INCENTIVE STOCK OPTION PLAN
                      1986 NON-QUALIFIED STOCK OPTION PLAN
                             1995 STOCK OPTION PLAN
                              (Full Title of Plan)

                                 Bert E. Brodsky
                                    President
                                  SANDATA, INC.
                              26 Harbor Park Drive
                         Port Washington, New York 11050
                                 (516) 484-9060
           (Name, Address, and Telephone Number, of Agent for Service)

                  Copies of all communications and notices to:
                           Steven J. Kuperschmid, Esq.
                       Certilman Balin Adler & Hyman, LLP
                                90 Merrick Avenue
                           East Meadow, New York 11554
                                 (516) 296-7000



                       (Cover continued on following page)

                         CALCULATION OF REGISTRATION FEE

                                     Proposed         Proposed
   Title of                          Maximum           Maximum
of Securities       Amount           Offering         Aggregate       Amount of
    To Be            To Be            Price           Offering      Registration
 Registered      Registered(1)      Per Share (2)      Price(2)         Fee

Common Stock,
 (par value
 $.001 per
 share)            416,667(3)(4)     $10.125          $4,218,753      $1,279
==============   ================    ===========     ============   ============
Common Stock,
 (par value
 $.001 per
 share)            227,778(5)(6)     $10.125          $2,306,252        $699
==============  =================    ============    =============  ============
Common Stock,
 (par value
 $.001 per
 share)          1,000,000(7)(8)     $10.125          $10,125,000       $3,069
=============   ===================   ============   =============   ===========
Common Stock,
 (par value
 $.001 per
 share)              416,667(9)      $10.125          $4,218,753        $1,279
=============   ==================   =============   =============  ============

Common Stock,
 (par value
 $.001 per
 share)             227,778(10)      $10.125          $2,306,252         $699
=============   ==================   ==============  =============  ============
Common Stock,
 (par value
 $.001 per
 share)            1,000,000(11)     $10.125          $10,125,000        $3,069
=============   ===================  ===============  ============   ===========

 Total                                                                  $10,094
================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares of Common Stock pursuant to the anti-dilution provisions of Sandata, Inc.'s (the "Registrant's") Employees' Incentive Stock Option Plan, as amended (the "Incentive Plan"), 1986 Non-Qualified Stock Option Plan, as amended (the "1986 Plan") and 1995 Stock Option Plan (the "1995 Plan").

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).

(3) The Incentive Plan authorizes the granting of incentive stock options to purchase a maximum of 416,667 shares of Common Stock.

(4) Represents the issuance of shares of Common Stock issuable upon the exercise of options granted, and which may be granted, under the Incentive Plan.

(5) The 1986 Plan authorizes the granting of non-qualified stock options to purchase a maximum of 227,778 shares of Common Stock.

(6) Represents the issuance of shares of Common Stock issuable upon the exercise of options granted, and which may be granted, under the 1986 Plan.

(7) The 1995 Plan authorize the granting of incentive and non-qualified stock options to purchase an aggregate of 1,000,000 shares of Common Stock.

(8) Represents the issuance of shares of Common Stock issuable upon the exercise of options granted, and which may be granted, under the 1995 Plan.

(9) Represents the resale of shares of Common Stock acquired upon the exercise of stock options granted, and which may be granted, under the Incentive Plan.

(10) Represents the resale of shares of Common Stock acquired upon the exercise of stock options granted, and which may be granted, under the 1986 Plan.

(11) Represents the resale of shares of Common Stock acquired upon the exercise of stock options granted, and which may be granted, under the 1995 Plan.


                                EXPLANATORY NOTE

     Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to reofferings of shares of common stock, $.001 par value (the "Common Stock"), of the Registrant acquired, or which may be acquired, pursuant to its Incentive Plan, 1986 Plan and 1995 Plan, respectively, by persons who may be deemed to be affiliates of the Company.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

     Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "1934 Act"):

          (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996, as amended.

          (b) The Registrant's Quarterly Report on Form 10-QSB for the period ended August 31, 1996, as amended.

          (c) The Registrant's Quarterly Report on Form 10-QSB for the period ended November 30, 1996, as amended.

          (d) The Registrant's Quarterly Report on Form 10-QSB for the period ended February 28, 1997, as amended.

          (e) The Registrant's Current Report on Form 8-K dated September 30, 1996.

          (f) The Registrant's Current Report on Form 8-K dated June 19, 1997.

          (g) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8(a), as amended.

     All documents filed by the Registrant pursuant to Sections 13, 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel

     Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

Item 6.           Indemnification of Directors and Officers

     Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant has the power, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Article Seventh of the Registrant's Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by said Section 145, indemnify all persons whom it may indemnify pursuant thereto.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("1933 Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  4.1      Employees' Incentive Stock Option Plan, as amended(1)
                  4.2      1986 Non-Qualified Stock Option Plan, as amended(1)
                  4.3      1995 Stock Option Plan(1)
                  5 Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the shares of Common Stock registered hereunder
                  23.1     Consent of Marcum & Kliegman, LLP
                  23.2     Consent  of  Certilman  Balin  Adler  &  Hyman,   LLP
                           (included in its opinion filed as Exhibit 5)
                  24 Powers of Attorney (included in signature page forming a part hereof)

Item 9.           Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


--------------------

     (1) Denotes document filed as an exhibit to the Company's Annual Report on Form 10- KSB for the fiscal year ended May 31, 1995 and incorporated herein by reference.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               RE-OFFER PROSPECTUS


                                  COMMON STOCK


                                  SANDATA, INC.

     This Prospectus relates to 1,644,445 shares of Common Stock, $.001 par value (the "Shares"), of Sandata, Inc., a Delaware corporation (the "Company"). See "Risk Factors" and "Description of Securities".

     This Prospectus relates to the sale or offer for sale on the NASDAQ SmallCap Market or otherwise of an aggregate of 1,644,445 shares of Common Stock, par value $.001 per share ("the Shares"), of the Company, which may be acquired by certain persons who may be deemed affiliates of the Company pursuant to the exercise by them of options granted (or which may have been granted) pursuant to the terms of the Company's Employees' Incentive Stock Option Plan, as amended (the "Incentive Plan"), the Company's 1986 Non-Qualified Stock Option Plan, as amended (the "1986 Plan"), the Company's 1995 Stock Option Plan (the "1995 Plan") and such additional shares as may become subject to issuance on the exercise of options under such plans (collectively, the "Plans") as a result of anti-dilution adjustment provisions thereunder.

     The various persons and entities referred to herein, are hereinafter referred to individually as a "Selling Stockholder" and collectively as the "Selling Stockholders". There are no commitments pursuant to which the Company will receive any proceeds from the resale of the Shares by the Selling Stockholders. See "Selling Stockholders."

     A PURCHASE OF THESE SECURITIES INVOLVES A CERTAIN DEGREE OF RISK. SEE "RISK FACTORS." THE "RISK FACTORS" SECTION BEGINS ON PAGE A-7 OF THIS PROSPECTUS.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     To the Company' s knowledge, the Selling Stockholders, directly through agents designated by them from time to time or through broker-dealers or underwriters also to be designated, may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ SmallCap Market, or on any other market or stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such market or exchange or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution".

     The Company has agreed to indemnify certain of the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution".

     The Selling Stockholders and any agents, broker-dealers, or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them, and any profit on the resale of the Shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company is not aware of any underwriting arrangements with respect to the resale of the Shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution".

     The Company's Common Stock is traded on the NASDAQ SmallCap market ("NASDAQ") under the symbol "SAND". On July 10, 1997, the closing bid price for the Company's Common Stock, as reported by NASDAQ, was $9.75.




                                  July 14, 1997

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                              AVAILABLE INFORMATION

     The Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act") and are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996, as amended (the "Form 10-KSB").

          (b) The Company's Quarterly Report on Form 10-QSB for the period ended August 31, 1996, as amended.

          (c) The Company's Quarterly Report on Form 10-QSB for the period ended November 30, 1996, as amended.

          (d) The Company's Quarterly Report on Form 10-QSB for the period ended February 28, 1997, as amended (the "February 10-QSB").

          (e) The Company's Current Report on Form 8-K dated September 30, 1996.

          (f) The Company's Current Report on Form 8-K dated June 19, 1997 (the "1997 Form 8-K").

          (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8(a), as amended.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to the Secretary, Sandata, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone number: (516) 484-9060).

     Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

     The Company, through its wholly-owned subsidiaries, is engaged in the business of providing computerized data processing services and custom software and programming services, by utilizing Company-developed software, and software acquired or licensed by the Company, principally to the health care industry, but also to the general commercial market. In addition, the Company provides hardware maintenance of personal computers ("PCs"), printers and networks and training on PC software packages.

     Applications of the Company's software include: a home health care system, computerized preparation of management reports, payroll processing and electronic time card with voice recognition systems. Principal products and services provided by the Company include the Sandsport Home Attendant Reporting Program, data entry services and specialized system development, among others. In addition, the Company provides administration and processing services for an affiliate engaged in the pharmacy prescription reimbursement business See "Risk Factors--Unascertainable Risks Related to Possible Acquisitions".

     Generally, in providing data processing services, the Company first receives data from its customers, then processes it and generates reports based on such data. Services are provided to customers by processing on the Company's equipment at its premises. The Company also has available software which permits information retrieval from customers' facilities which communicate with the Company's computers at its data center. This allows the Company's customers to have access to processing hardware and software without a substantial investment on their part. The Company also offers its services on a turnkey basis. Turnkey computer systems offer the customer total in-house capabilities through the licensing of the Company's software for use on a customer's computer. The Company's software is written in a variety of software languages including COBOL, C and FoxPro.

     Over the past several years, the Company has developed its Santrax product, a computerized time and attendance management system. The Santrax system utilizes voice recognition and telecommunications technology to verify that a person is at a particular telephone number at a particular time. Presently, the system is being utilized by several of the Company's home health care clients, with the Company receiving approximately an aggregate of 400,000 calls per week. Although no assurances can be given, it is anticipated that the Santrax product can be utilized by other industry applications.

     On April 10, 1997, the Company received notice that MCI Telecommunications Corp. ("MCI") had commenced an action against it in the United States District Court for the Eastern District of New York alleging that the Company's Santrax time and attendance system infringes on certain patent rights allegedly owned by plaintiff. The complaint seeks compensatory and treble damages with interest and injunctive relief. The Company intends to vigorously defend this action. On May 13, 1997, the Company filed an Answer and Counterclaim against MCI (the "Answer"). Among other things, pursuant to the Answer, the Company denies that its product infringes MCI's patent rights and asserts certain affirmative defenses. In addition, the Answer contains a counterclaim challenging the validity of MCI's alleged patent rights.

     Notwithstanding the foregoing, because of the uncertainties of litigation, no assurances can be given as to the outcome of the MCI litigation. In the event that the Company were not to prevail in this litigation, the Company could be required to pay significant damages to MCI and could be enjoined from further use of the Santrax system as it presently exists. Although a negative outcome in the MCI litigation would have a material adverse affect on the Company, including, but not limited to, its operations and financial condition, the Company believes that, if it is held that the Company's system infringes MCI's patent rights, the Company would attempt to design a system to replace Santrax or would attempt to negotiate with MCI to utilize its system, although no assurances can be given that the Company would be successful in these attempts. At the present time, the Company can not assess the possible cost of implementing a new system or obtaining rights from MCI.

     Since late 1993, the Company has been engaged from time to time in negotiations relating to the use of MCI's telephone services in connection with the Santrax system. In late 1996, MCI and the Company discussed, among other things, that the Company would pay a lesser per call charge for such services if the Company and MCI agreed that the Company's technology did not violate U.S. Patent 5,255,183 (the "Katz Patent"), which is the subject of the MCI litigation. No such agreement was ever reached.

     For the fiscal year ended May 31, 1996 and nine months ended February 28, 1997, approximately 19.8% and 33.4% of the Company's revenues, respectively, were derived from fees associated with the Santrax product.

     MCI has advised that it owns two pending patent applications that are related to the Katz Patent. Since those patent applications have not issued to patent and are confidential at the U.S. Patent Office, the Company is unable to determine the scope of any patent applications. In addition, one or both of such applications could be amended by MCI. There can be no assurances that these patent applications, either as originally filed or as amended, will not issue as patents with claims that cover the Santrax system. See "Risk Factors--Pending Litigation by MCI Telecommunications Corp".

     The Company was incorporated in the State of New York in June 1978 and reincorporated in the State of Delaware in December 1986, at which time it also assumed its present name.

     The Company maintains its executive offices at 26 Harbor Park Drive, Port Washington, New York 11050; telephone number (516) 484-9060.

                           FORWARD-LOOKING STATEMENTS

     The Company cautions readers that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this Prospectus or which are otherwise made by or on behalf of the Company. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "estimate", or "continue" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may effect the Company's results include, but are not limited to, the risks and uncertainties associated with data processing and system sales. The Company is also subject to other risks detailed herein or detailed from time to time in the Company's Commission filings. Factors that could cause or contribute to such difference include, but are not limited to, those discussed in "Risk Factors" below, as well as those discussed elsewhere in this Prospectus and in the Company's filings with the Commission.

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative and involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus. As discussed above, this Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

                  1.      Dependence on Governmental Program.

     For its fiscal years ended May 31, 1996 and 1995, and the fiscal nine month periods ended February 28, 1997 and 1996, approximately 51%, 61%, 76% and 67%, respectively, of the Company's revenues were derived from data processing and other related services rendered to vendor agencies under contract with the Human Resources Agency of the City of New York ("HRA"). Such vendor agencies receive a substantial portion of their operating funds from the federal government through its Medicaid program; the balance of their funding is provided by the State and City of New York. Management believes that operations will, for the foreseeable future, continue to be dependent upon revenues generated from such vendor agencies. Elimination of the home attendant services program by HRA or a substantial cut-back in the level of funding of this program by the federal, state or city governments would have, through the impact of such cut-backs on the vendor agencies, a material adverse effect on the Company. See "Item 1--Description of Business--Principal Products and Services" in the Form 10-KSB.

                  2.      Technological Obsolescence.

     The data processing and computer software fields are characterized by rapid technological developments and advances, often resulting in partial or total obsolescence of systems. There is no assurance that the Company's research and development activities will permit it to keep abreast of new developments. See "Item 1--Description of Business--Research and Development" in the Form 10-KSB.

                  3.      Competition.

     Some of the Company's competitors are larger and have greater financial resources than the Company. Furthermore, the Company's customers may find it desirable to perform for themselves the services being rendered by the Company. The Company also competes with larger and better established companies for the hiring of qualified technical and marketing personnel. See "Item 1--Description of Business--Competition" in the Form 10-KSB.

                  4.      Pending Litigation by MCI Telecommunications Corp.

     On April 10, 1997, the Company received notice that MCI had commenced an action against it in the United States District Court for the Eastern District of New York alleging that the Company's Santrax time and attendance system infringes on certain patent rights allegedly owned by plaintiff. The complaint seeks compensatory and treble damages with interest and injunctive relief. The Company intends to vigorously defend this action. On May 13, 1997, the Company filed its Answer. Among other things, pursuant to the Answer, the Company denies that its product infringes MCI's patent rights and asserts certain affirmative defenses. In addition, the Answer contains a counterclaim challenging the validity of MCI's alleged patent rights.

     Notwithstanding the foregoing, because of the uncertainties of litigation, no assurances can be given as to the outcome of the MCI litigation. In the event that the Company were not to prevail in this litigation the Company could be required to pay significant damages to MCI and could be enjoined from further use of the Santrax system as it presently exists. Although a negative outcome in the MCI litigation would have a material adverse affect on the Company, including, but not limited to, its operations and financial condition, the Company believes that, if it is held that the Company's system infringes MCI's patent rights, the Company would attempt to design a system to replace Santrax or would attempt to negotiate with MCI to utilize its system, although no assurances can be given that the Company would be successful in these attempts. At the present time, the Company can not assess the possible cost of implementing a new system or obtaining rights from MCI.

     Since late 1993, the Company has been engaged from time to time in negotiations relating to the use of MCI's telephone services in connection with the Santrax system. In late 1996, MCI and the Company discussed, among other things, that the Company could pay a lesser per call charge for such services if the Company and MCI agreed that the Company's technology did not violate U.S. Patent 5,255,183 (the "Katz Patent"), which is the subject of the MCI litigation. No such agreement was ever reached.

     For the fiscal year ended May 31, 1996 and nine months ended February 28, 1997, approximately 19.8% and 33.4% of the Company's revenues, respectively, were derived from fees associated with the Santrax product.

     MCI has advised that it owns two pending patent applications that are related to the Katz Patent. Since those patent applications have not issued to patent and are confidential at the U.S. Patent Office, the Company is unable to determine the scope of any patent applications. In addition, one or both of such applications could be amended by MCI. There can be no assurances that these patent applications, either as originally filed or as amended, will not issue as patents with claims that cover the Santrax system.

                  5.      Proprietary Rights.

     The Company does not own, nor has it applied for, Federal Copyright registration on its computer software systems now in existence or being developed. However, the Company believes that its computer software systems are proprietary trade secrets and that they, together with the documentation, manuals, training aids, instructions and other materials supplied by the Company to customers, are subject to the proprietary rights of the Company and protected by applicable law. However, there can be no assurance that the Company will be able to protect itself against misappropriation of its proprietary rights and trade secrets. See "Item 1--Business--Proprietary Rights" in the Form 10-KSB.

                  6.      Control by Current Stockholders.

     The Company's Certificate of Incorporation does not provide for cumulative voting. Therefore, stockholders owning in excess of 50% of the outstanding shares of the Company's Common Stock are able to elect all the members of the Board of Directors. As of the date of this Prospectus, present management of the Company owns approximately 68.1% of the issued and outstanding shares of Common Stock of the Company and will be able to elect all of the Company's directors and to control the Company. However, upon the completion of this offering, as to which no assurances can be made, the present management of the Company will own 13.2% in the aggregate of the issued and outstanding shares of the Company's Common Stock.

                  7.      Effect of Outstanding Exercisable Securities.

     As of the date of this Prospectus, the Company had currently exercisable outstanding options and warrants to purchase shares of the Company's Common Stock exercisable at various prices from $1.38 to $7.00, subject to adjustment per share, pursuant to which an aggregate of 1,575,259 shares of Common Stock (subject to adjustment) may be issued. This includes warrants granted to the Company's Chairman and options granted to various directors, officers, employees and consultants.

     During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase shares of Common Stock at prices substantially below the then-current market price of the Company's Common Stock with a resultant dilution in the interests of the existing stockholders. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Stock by holders of such securities pursuant to this offering, a registration statement effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities.

                     8. Shares Eligible for Future Sale May Adversely Affect the Market.

     870,420 of the Company's outstanding shares of Common Stock (exclusive of shares of Common Stock issuable upon the exercise of outstanding options and warrants) are "restricted securities" and, in the future, may be sold upon compliance with Rule 144 or pursuant to registration (effected by demand or other rights granted to certain stockholders) under the Securities Act. Rule 144 currently provides, in essence, that a person holding "restricted securities" for a period of one year may sell an amount every three months up to the greater of (a) 1% of the Company's issued and outstanding securities of that class of securities or (b) the average weekly volume of sales of such securities during the four calendar weeks preceding the sale if there is adequate current public information available concerning the Company. Additionally, non-affiliates (who have not been affiliates of the Company for at least three months) may sell their "restricted securities" in compliance with Rule 144 without volume limitations after they have held such securities for a period of two years. An aggregate of 442,754 shares of Common Stock have been owned by Messrs. Brodsky, Freund and Stoller for more than two years. However, such shares are subject to an agreement with Barber & Bronson Incorporated ("B&B") imposing certain restrictions on the public sale thereof until December 22, 1997 without B&B's consent. B&B has authorized Messrs. Brodsky, Freund and Stoller to register an aggregate of 1,238,140 Shares, which amount includes outstanding shares of Common Stock as well as shares of Common Stock underlying presently exercisable options and warrants, on the condition that sales of such Shares be made through B&B. See "Plan of Distribution".

     The Company is registering hereunder 1,644,445 Shares issuable to certain stockholders upon the exercise of options granted, and which may be granted, under the Plans, and the resale of such Shares by such stockholders. In addition, the Company filed a Registration Statement on Form S-3 (the "Form S-3") which was declared effective by the Commission on June 3, 1997 registering for sale 1,988,140 shares of Common Stock held by certain stockholders, including, without limitation, shares of Common Stock underlying certain options and warrants. Such Shares being registered hereunder and pursuant to the Form S-3 may be resold at any time. Prospective investors should be aware that the possibility of resales by the Selling Stockholders, as well as other stockholders of the Company, may have a material depressive effect on the market price of the Company's shares of Common Stock in any market which may develop.

                  9. Ability to Renew Present Financing; Significant Outstanding
                     Indebtedness; Loan Covenants and Security Interests.

     From time to time the Company and/or its subsidiaries have entered into loan arrangements with Marine Midland Bank (the "Bank"), among others. As of February 28, 1997, the Company owed the Bank $237,486.

     On April 18, 1997, the Company's wholly owned subsidiary, Sandsport Data Services, Inc. ("Sandsport") entered into a Revolving Credit Agreement (the "Credit Agreement") with the Bank which allows Sandsport to borrow and re-borrow amounts up to $3,000,000. Interest accrues on amounts outstanding under the Credit Agreement at a rate equal to the London Interbank Offered Rate plus 2% and will be paid quarterly in arrears or, at Sandsport's option, interest may accrue at the Bank's prime rate. The Credit Agreement required Sandsport to pay a commitment fee in the amount of $30,000 and a fee equal to 1/4% per annum payable on the unused average daily balance of amounts under the Credit Agreement. In addition, there are other fees and charges imposed based upon Sandsport's failure to maintain certain minimum balances. The Credit Agreement will expire on March 1, 2000. The indebtedness under the Credit Agreement is guaranteed by the Company and Sandsport's sister subsidiaries (the "Group"). The collateral for the facility is a first lien on all equipment owned by members of the Group, as well as a collateral assignment of $2,000,000 of life insurance payable on the life of Mr. Brodsky. The Group's guaranty to the Bank, relating to the bonds discussed below, was modified to conform covenants described therein to comply with those in the Credit Agreement.

     All of the Group assets are pledged to the Bank as collateral for the amounts due under the Credit Agreement. The Group is prohibited from incurring additional indebtedness except under certain circumstances.

     In addition, pursuant to the Credit Agreement, the Group is required to maintain certain levels of net worth and meet certain financial ratios in addition to various other affirmative and negative covenants. The Group has, in the past, under prior agreements with the Bank, failed to meet these net worth and financial ratios, and the Bank has granted the Group waivers. No assurance can be given that the Group will be able to meet these net worth and financial requirements in the future, and/or that the Bank will continue to grant to the Group waivers. Although in the past the Bank has renewed its loans to the Company when they matured, there can be no assurance that it will continue to do so or that the Company, if the Bank does not renew the loan, will be able to arrange alternative financing on terms satisfactory to it.

     In addition, the Company is indebted to companies affiliated with the Company's Chairman in the amount, as of February 28, 1997, of $1,297,000. Of this amount, as of February 28, 1997, an aggregate of $462,000 of indebtedness was evidenced by notes due in December 1997 and May 1998.

     On June 1, 1994, BFS Sibling Realty Inc., formerly known as Brodsky Sibling Realty, Inc. ("BFS") borrowed $3,350,000 in the form of Industrial Development Revenue Bonds ("Bonds") to finance costs incurred in connection with the acquisition, renovation and equipping of the Company's office space located at 26 Harbor Park Drive, Port Washington, New York (the "Facility" or the "Building") from the Nassau County Industrial Development Agency (the "NCIDA"). These Bonds were subsequently purchased by the Bank. The aggregate cost incurred by BFS in conjunction with such acquisition, renovation and equipping was approximately $4,377,000. In addition, the Company incurred approximately
$500,000 of indebtedness to affiliates of Mr. Brodsky in connection with additional capital improvements. The Bonds bore interest at prime plus 3/4 of 1% until August 11, 1995, at which time the interest rate became fixed at 9% for a five-year term through September 1, 2000. At that time, the interest rate will be adjusted to a rate of either prime plus 3/4 of 1%, or the applicable fixed rate if offered by the Bank. As a condition to the issuance of the Bonds, the NCIDA obtained title to the Facility which it then leased to BFS. On June 21, 1994 (as of June 1, 1994), the Company and its Chairman guaranteed the full and prompt payment of principal and interest of the Bonds and the Company granted the Bank a security interest and lien on all the assets of the Company. In connection with the issuance and sale of the Bonds, the Company entered into a lease agreement (the "Sublease") with BFS, whereby the Company leased the Facility for the conduct of its business and, in consideration therefor, was obligated to make lease payments that at least equal amounts due to satisfy the underlying Bond obligations.

     On July 31, 1995, by an Assignment and Assumption and First Amendment to Lease between the Company and BFS, the Company assumed the obligations of BFS under the lease and became the direct tenant and the beneficial owner of the Facility (collectively the "Assignment Transaction"). In connection with the Assignment Transaction, the Sublease was terminated. During the period commencing July 1, 1995 and ending October 31, 1996 the Company paid rent for the Facility to the NCIDA in the amount of $48,600 per month, subject to adjustment based upon the then effective interest rate of the Bonds, among other things. In connection with the Assignment Transaction, the Company obtained the right to acquire the Facility upon expiration of the lease with the NCIDA (the "Lease") and became directly liable to the NCIDA for amounts due thereunder. In connection with the Assignment Transaction, the Company assumed certain indebtedness owed to affiliates of the Company's Chairman as follows: (i) the $364,570 remaining balance of a 48-month term loan bearing interest at 8.7% per annum, and (ii) the $428,570 remaining balance of a 42-month term loan bearing interest at 8.91%. Each of the foregoing loans were incurred in connection with the construction of improvements to the Building, are collateralized by the assets of the primary obligor and are guaranteed by the Company's Chairman.

     On August 11, 1995, the Company entered into a $750,000 loan agreement with the Long Island Development Corporation ("LIDC"), under a guarantee by the U.S. Small Business Administration ("SBA") (the "SBA Loan"). The entire $750,000 proceeds have been used to repay a portion of the Bonds. The Company entered into the Assignment Transaction primarily to satisfy certain requirements of the SBA. The SBA Loan is payable in 240 monthly installments of $6,255, which includes principal and interest at a rate of 7.015%.

     As of November 1, 1996, the Company entered into an Assignment and Assumption of and Second Amendment to Lease Agreement among BFS Realty, LLC, an affiliate of the Company's Directors (the "Assignee"), the Bank and the Company (the "Second Amendment"). In connection with the Second Amendment, (i) the Assignee assumed all of the Company's obligations under the Lease with the NCIDA and entered into a sublease with the Company for the Facility; and (ii) the Company conveyed to the Assignee the right to become the owner of the Facility upon expiration of the Lease. In addition, pursuant to the sublease, the Company has assumed certain obligations owed by the Assignee to the NCIDA under the Lease. The Assignee has indemnified the Company with respect to certain obligations relative to the Lease and the Second Amendment.

     The documentation with regard to each of the foregoing contain various covenants requiring and/or restricting the Company from taking various action. Among other things, the documentation relating to the SBA Loan contains certain covenants which require certain principal stockholders of the Company to maintain certain levels of equity in the Company. Such restriction could impact the Company's ability to engage in equity financings and a violation of such covenant could result in a default under the SBA Loan. In the past, the Company has been able to obtain a waiver of such provision, however, no assurances can be made that it will continue to be able to do so. Messrs. Brodsky, Freund and Stoller have advised the Company that, if as a result of action taken by any of them, a default occurs under the SBA Loan, such individuals shall either cure such default, if possible, or satisfy the obligation.

                  10.     Limited Marketing Capability.

     The Company has limited marketing capabilities and resources. To date, substantially all of the Company's commercial marketing activities have been conducted by sales representatives directly employed by the Company and independent sales agents. Such activities have consisted primarily of personal contact with potential customers. Because of the nature of the Company's business, management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. See "Item 1-- Description of Business--Marketing and Distribution" in the Form 10-KSB.

                  11.     Dependence on Key Personnel.

     The Company is dependent upon the expertise and abilities of three key executive personnel: Bert E. Brodsky, Chairman of the Board, President and Treasurer, Hugh Freund, Executive Vice President and Secretary, and Gary Stoller, Executive Vice President. Messrs. Stoller and Freund are not parties to any employment agreements with the Company; Effective February 1, 1997 the Company and Mr. Brodsky entered into an employment agreement for a five year term (the "Brodsky Employment Agreement"). Among other things, the Brodsky Employment Agreement provides for compensation at the annual rate of $500,000. See--"Subsequent Events". The Company's agreement with the Bank requires that Mr. Brodsky at all times be active on a substantially full-time basis in the affairs of the Company. The Company or its subsidiaries is the beneficiary under certain key-man life insurance policies on the life of each of Messrs. Brodsky and Freund in the amounts of $4,500,000 and $1,400,000, respectively, the benefits of which are payable to the Company. Of such insurance benefits, an aggregate of $2,000,000 on the life of Mr. Brodsky has been pledged to the Bank. However, if the Company were to lose the services of any of these key personnel as a result of disability, death or otherwise the Company could be in default under its agreement with the Bank and its business could be adversely affected.

                  12.     No Dividends.

     To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future. Dividends are restricted pursuant to the terms of the Credit Agreement between the Company and the Bank. See "Item 5 - Market for Common Equity and Related Stockholder Matters--Dividend Policy" in the Form 10-KSB.

                  13.   Unascertainable Risks Related to Possible Acquisitions.

     The Company intends to explore opportunities to add, through acquisition or licensing, technology or products to enhance or add to its current product line, or to acquire a customer base or sales organization to augment the Company's infrastructure. In exploring potential acquisitions or licenses, the Company will consider, among other criteria: the comparative cost to the Company in capital, resources and personnel to create the identified technology or product, or to establish the targeted customer base or sales organization; restrictions to the Company developing similar technology or products arising from patent or other intellectual property protection; and the synergy of the identified technology or products, or customer base or sales organization, with the Company's products and organization. Although the Company anticipates it will follow the foregoing general criteria in determining whether or not to make any acquisitions, management will have sole discretion over whether or not to engage in an acquisition. There can be no assurance that the Company will identify any acquisition or licensing candidates or, if it does, that it will be able to reach any agreements to acquire or license technology or products, or acquire assets, on terms acceptable to the Company. To the extent that the Company effects an acquisition of technology or products in the early stage of development or growth (including technology or products which have not been fully tested or marketed), the Company will be subject to numerous risks inherent in developmental technology and other high level of risk associated with high technology industries based on innovative technologies or processes. Furthermore, future acquisition transactions may require the Company to obtain additional financing from banks or financial institutions or to undertake debt or equity financing. No assurance can be given that the Company would be able to obtain financing upon commercially reasonable terms, or at all. Furthermore, equity financing will result in a dilution of existing Stockholders of the Company, which may be significant. To the extent that debt financing ultimately proves to be available, any borrowings may subject the Company to various risks traditionally associated with the incurring of indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

Although the Company will endeavor to evaluate the risks inherent in a particular acquisition, there can be no assurance that the Company will properly ascertain or assess such significant risk factors.

     The Company provides data processing services to National Medical Health Card Systems, Inc. ("Health Card"), a company of which affiliates of Mr. Brodsky are principal stockholders, and which is engaged in the administration of pharmacy prescription reimbursement programs for unions and other benefit providers. The Company is, and has been, considering entering into the pharmacy prescription reimbursement administration business directly or through one or more acquisitions of existing companies, including, without limitation, Health Card.

     In a June 19, 1997 press release, which press release is filed as an exhibit to the 1997 Form 8-K, the Company announced that it has commenced negotiations for a business combination with Health Card. Health Card has over 42,000 pharmacies throughout the United States participating in its network. During its fiscal year ended June 30, 1996, Health Card added 120,000 covered lives, and since 1995, it has expanded its client base by eighteen (18%) percent. During its fiscal year ended June 30, 1996, Health Card's pre-tax earnings were $1,039,000 on $57,000,000 in revenues, of which it derived $38,000 in revenues in connection with pharmacy prescription reimbursement services rendered to the Company. During its fiscal year ended May 31, 1996, the Company derived $1,970,000 in revenues from data processing and programming services provided to Health Card and from the rental of office space to Health Card.

     The Company is also considering several other possible acquisition candidates in such industry; however, other than the formal negotiations with Health Card, the Company is only in the preliminary stages of such consideration with any other such company. Accordingly, no assurances can be made as to whether (i) the Company will enter into the business directly, (ii) any of the acquisitions presently being considered will be consummated, (iii) if consummated, the terms upon which any such acquisitions may occur, and (iv) if consummated, whether such acquisitions, including, without limitation, the business combination with Health Card, will be successful. Except as set forth above, as of the date of this Prospectus, the Company has no other specific plans with respect to material acquisitions. In addition to the foregoing, the Company may, from time to time, enter into agreements with related parties. In such case, the Company anticipates that the terms of such agreements will be commercially reasonable and no less favorable to the Company than the Company could obtain from unrelated third parties. Additionally, the Company intends that such agreements will be approved by a majority of disinterested directors.

                  14.     Securities Market Factors.

     In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of theses companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the

Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities.

                  15.       Prior Public Announcements.

     In a January 20, 1997 Newsday article, Mr. Brodsky was referred to as saying that the Company could have revenues "in excess of 12 million" for the fiscal year ended May 31, 1997. As of the date of this Prospectus, the Company anticipates that revenue for the fiscal year ended May 31, 1997 will likely be between $11 million and $12 million. The foregoing constitutes a forward-looking statement as to which no assurances can be given with respect to the outcome thereof. Factors making it problematic to determine the outcome of the foregoing statements include, among other things, general market and economic factors affecting the Company's sales in the fourth quarter of the fiscal year ended May 31, 1997.

                                SUBSEQUENT EVENTS

     Effective February 1, 1997, the Company and Mr. Brodsky entered into the Brodsky Employment Agreement providing for, among other things, compensation at the annual rate of $500,000 plus such bonuses or additional compensation that the Board of Directors of the Company may, on the basis of improvements in the Company's performance or other reasonable criteria, deem appropriate. During the 5 year term of the Brodsky Employment Agreement, the employee shall also be provided with a full-time use of a Company automobile, six (6) weeks paid vacation annually and group medical insurance and other benefits or programs which the Company establishes or is made available to its employees.

     In March 1997, Sandsport entered into a sale/lease-back transaction with General Electric Capital Corporation ("GEC") whereby certain fixed assets, including, without limitation, a certain program licensing agreement (the "License") (the "Assets"), were sold to GEC for $981,000 and concurrently leased back to Sandsport. The License was originally paid for by Sandsport and inadvertently registered in the name of an affiliate of Mr. Brodsky for which the Company provides services, but was assigned to Sandsport in connection with the above-mentioned lease. The lease requires monthly rental payments of $25,465.98 commencing on May 1, 1997 for a term of 38 months, and provides Sandsport the option to purchase the Assets for $200,000 upon expiration of the lease. Sandsport contemporaneously assigned such purchase option to P.W. Capital Corp., an affiliate of the Company's Chairman ("PW"), which agreed to purchase the Assets from GEC subject to the terms of the lease. PW acquired the right to purchase the Assets in consideration of its posting a letter of credit in connection with such lease. As of May 28, 1997, PW transferred its right to purchase the Assets to a third party which is not affiliated with the Company, subject to GEC's consent.

                              SELLING STOCKHOLDERS

     The following table sets forth, as of July 11, 1997, to the Company's knowledge, certain securities ownership information with respect to the Selling
Stockholders:

                                                               Common Shares to
                  Common Shares      Number of Common           be Beneficially
                  Beneficially        Shares Offered               Owned After
Name                Owned(1)            for Sale                    Offering

                                                                     Percent of
                                                          Number    Outstanding

Bert E. Brodsky     955,809(2)            332,667        623,142        32.8%
Hugh Freund         323,493(3)            205,000        118,493         8.6%
Gary Stoller        257,786(4)            156,667        101,119         7.6%
Carol Freund         83,000(5)             79,000          4,000          (6)


(1) Unless otherwise noted, the Company believes that all persons named above have sole voting and investment power with respect to all Common Stock beneficially owned by them, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2) Includes 50,000 shares of Common Stock owned by Mr. Brodsky's wife. Includes presently exercisable options to purchase 74,000 shares of Common Stock at $1.79 per share under the Incentive Plan; includes presently exercisable options to purchase 44,000 shares of Common Stock at $1.51 per share under the 1995 Plan; includes presently exercisable options to purchase 44,000 shares of Common Stock at $2.34 per share under the 1995 Plan; includes presently exercisable options to purchase 60,667 shares of Common Stock at $1.38 per share under the Non-Qualified Plan; includes presently exercisable options to purchase 110,000 shares of Common Stock at $2.61 per share under the 1995 Plan; includes presently exercisable warrants to purchase 400,000 shares of Common Stock at $1.38 per share under a Warrant Agreement which expires in August, 2001; includes 68,352 shares of the Company's Common Stock owned by the trusts established for the benefit of Mr. Brodsky's four children, of which Mr. Brodsky is a trustee.

(3) Excludes 8,000 shares of Common Stock owned by Mr. Freund's adult children. Excludes 4,000 shares of Common Stock and presently exercisable options to purchase (i) 43,000 shares of Common Stock at $1.79 per share under the Incentive Plan, (ii) 18,000 shares of Common Stock at $1.38 per share under the 1995 Plan and (iii) 18,000 shares of Common Stock at $1.38 per share under the Non-Qualified Plan owned by Mr. Freund's wife. As set forth in Mr. Freund's Schedule 13G, filed with the SEC on February 9, 1996, Mr. Freund disclaims any beneficial interest in, or voting or dispositive control over, such shares.

     Includes presently exercisable options to purchase 43,000 shares of Common Stock at $1.79 per share under the Incentive Plan; includes presently exercisable options to purchase 18,000 shares of Common Stock at $1.51 per share under the 1995 Plan; includes presently exercisable options to purchase 36,000 shares of Common Stock at $2.34 per share under the 1995 Plan; includes presently exercisable options to purchase 18,000 shares of Common Stock at $1.38 per share under the Non-Qualified Plan; includes presently exercisable options to purchase 90,000 shares of Common Stock at $2.61 per share under the 1995 Plan.

(4) Includes presently exercisable options to purchase 46,667 shares of Common Stock at $1.79 per share under the Incentive Plan; includes presently exercisable options to purchase 20,000 shares of Common Stock at $1.51 per share under the 1995 Plan; includes presently exercisable options to purchase 20,000 shares of Common Stock at $2.34 per share under the 1995 Plan; includes presently exercisable options to purchase 20,000 shares of Common Stock at $1.38 per share under the Non-Qualified Plan; includes presently exercisable options to purchase 50,000 shares of Common Stock at $2.61 per share under the 1995 Plan. Includes 13,000 shares of Common Stock owned by trusts established for the benefit of Mr. Stoller's children of which Mr. Stoller is the trustee.

(5) Includes 4,000 shares of Common Stock and presently exercisable options to purchase 43,000 shares of Common Stock at $1.79 per share under the Incentive Plan; includes presently exercisable options to purchase 18,000 shares of Common Stock at $1.38 per share under the 1995 Plan; and includes presently exercisable options to purchase 18,000 shares of Common Stock at $1.38 per share under the Non-Qualified Plan.

(6)  Represents less than 1% of the outstanding shares of Common Stock.

     There are no commitments pursuant to which the Company will receive any proceeds from the sale of the Shares by the Selling Stockholders.

     To the Company's knowledge, no Selling Stockholder has had any position, office or other material relationship with the Company or any of its affiliates during the past three years (other than as a holder of the Company's securities), except that (i) Bert E. Brodsky has served as Chairman of the Board, and Treasurer of the Company since 1983 and President since 1989; (ii) Hugh Freund has served as a director of the Company since 1978, Executive Vice President of the Company since 1986 and Secretary since 1995; (iii) Gary Stoller has served as a director and Executive Vice President of the Company since 1983; and (iv) Carol Freund has served as an employee of the Company since 1978.

                              PLAN OF DISTRIBUTION

     The Shares set forth in the "Selling Stockholders" table may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, either pursuant to the Registration Statement of which this Prospectus forms a part or, if available, under Section 4(1) of the Securities Act or Rule 144 promulgated thereunder.

     To the Company's knowledge, this offering is not being underwritten. The Company believes that the Selling Stockholders, directly through agents designated from time to time, or through broker-dealers or underwriters also to be designated (who may purchase as principal and resell for their own account), may sell the Shares from time to time, in or through privately negotiated transactions, or in one or more transactions, including block transactions, on the NASDAQ SmallCap Market or on any other market or stock exchange on which the Shares may be listed in the future pursuant to and in accordance with the applicable rules of such market or exchange or otherwise. The selling price of the Shares may be at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. From time to time the Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith. Further, except as set forth herein, the Selling Stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's shares of Common Stock.

     The Selling Stockholders may also pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. Resales or reoffers of the Shares by the Selling Stockholders must be accompanied by a copy of this Prospectus.

     The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Shares offered for resale herein for the accounts of Messrs. Brodsky, Freund and Stoller are subject, among other things, to an agreement with B&B imposing certain restrictions on public sale thereof until December 22, 1997 without B&B's consent. B&B has authorized Messrs. Brodsky, Freund and Stoller to register an aggregate of 1,238,140 shares, which amount includes outstanding shares of Common Stock as well as shares of Common Stock underlying presently exercisable options and warrants, on the condition that sales of such Shares be made though B&B.

                                  LEGAL MATTERS

     Matters relating to the legality of the securities being offered hereby are being passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554.

                                     EXPERTS

     The consolidated financial statements of the Company appearing in the Form 10-KSB have been audited by Marcum & Kliegman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form S-8 (together with all amendments thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of New York, on the 14th day of July, 1997.

                                  SANDATA, INC.

                             By: /s/Bert E. Brodsky
                                 -------------------
                                 Bert E. Brodsky
                                 President



                                POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Bert E. Brodsky with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Capacity                                   Date

                           President, Treasurer and
                           Chairman of the Board
                           (Principal Executive
                           Officer and Principal
/s/Bert E. Brodsky         Financial Officer)                     July 14, 1997
-------------------
Bert E. Brodsky

                           Executive Vice
                           President, Secretary
/s/Hugh Freund             and Director                           July 14, 1997
----------------
Hugh Freund

                           Executive Vice
/s/Gary Stoller            President and Director                 July 14, 1997
------------------------
Gary Stoller

                                INDEX TO EXHIBITS

                                                            Page Number in
                                                            Sequential Numbering
Exhibit   Description                                      System Where Exhibit
Number    of Exhibit                                       Can Be Found

   4.1    Employees' Incentive Stock Option Plan, as amended(1)     --

   4.2    1986 Non-Qualified Stock Option Plan, as amended(1)       --

   4.3    1995 Stock Option Plan(1)                                 --

   5 Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the Shares registered hereunder

  23.1    Consent of Marcum & Kliegman, LLP

  23.2    Consent of Certilman Balin Adler & Hyman, LLP   Included in Exhibit 5

   24     Powers of Attorney                              Included in Signature
                                                          Page forming a part of
                                                          Registration Statement











------------------

         (1) Denotes document filed as an exhibit to the Company's Annual Report on Form 10- KSB for the fiscal year ended May 31, 1995 and incorporated herein by reference.